Exhibit 10.7
FIRST FEDERAL SAVINGS BANK
EXECUTIVE DEFERRED INCENTIVE PLAN
Article I
Purpose
     The purpose of the First Federal Savings Bank Executive Deferred Incentive Plan (the “Plan”) is to assist the Bank in retaining and attracting officers of exceptional ability to contribute to the success of the Bank.
Article II
Section 409A Compliance
     The Bank intends for the Plan to comply with the requirements of Section 409A of the Code and regulations, rulings and other guidance issued thereunder, (collectively, “Section 409A”), and the Plan shall be interpreted and administered accordingly. Notwithstanding any other provision of this Plan, no acceleration of distributions not permitted by Section 409A shall be permitted, and no action, amendment or termination of the Plan shall be effective to the extent it would cause the Plan to violate the requirements of Section 409A.
Article III
Definitions
     For the purposes of this Plan, the following words and phrases shall have the meanings indicated, unless the context clearly indicates otherwise:
     “Bank” means First Federal Savings Bank, Clarksville, Tennessee.
     “Beneficiary” means the person, persons or entity designated by the Participant to receive benefits payable under the Plan.
     “Board” means the Board of Directors of the Bank.
     “Cause” shall mean termination because of the Participant’s personal dishonesty, incompetence, willful misconduct, breach of fiduciary duty involving personal profit, intentional failure to perform stated duties, willful violation of any law, rule or regulation (other than traffic violations or similar infractions) or a final cease-and-desist order.
     “Change in Control” means any one of the following events occurs:
(a)	Merger: The Bank merges into or consolidates with another entity, or merges another entity into the Bank and, as a result, less than a majority of the combined voting power of the resulting entity immediately after the merger or consolidation is held by persons who were members of the Bank immediately before the merger or consolidation;

(b)	Change in Board Composition: During any period of two consecutive years, individuals who constitute the Bank’s Board of Directors at the beginning of the two-year period cease for any reason to constitute at least a majority of the Board; provided, however, that for purposes of this clause (b) each director who is first elected by the Board (or first nominated by the Board for election by stockholders) by a vote of at least two-thirds (2/3) of the directors who were directors at the beginning of the two-year period shall be deemed to have also been a director at the beginning of the two-year period; or

(c)	Sale of Assets: The Bank sells to a third party all or substantially all of its assets.
     “Code” means the Internal Revenue Code of 1986, as amended.
     “Declared Rate” means the interest rate established by the Board of Directors, effective as of January 1 of each Plan Year. Such Declared Rate, once established, shall be used for all interest determinations during the Plan Year. For the initial Plan Year, the Declared Rate shall equal the interest rate paid by the Bank on its three-year certificates of deposit as of the first day of the Plan Year. The formula used to establish the Declared Rate may be amended by a resolution of the Board on a prospective basis.
     “Deferred Incentive Account” means the account maintained on the books of the Bank for each Participant pursuant to Article V. A Participant’s Deferred Incentive Account shall be utilized solely as a device for the measurement and determination of the amounts to be paid to the Participant pursuant to this Plan. A Participant’s Deferred Incentive Account shall not constitute or be treated as a trust fund of any kind.
     “Deferred Incentive Award” means an award pursuant to Section 4.2 of the Plan.
     “Determination Date” means the date on which the amount of a Participant’s Deferred Incentive Account is determined as provided in Article V hereof. Unless otherwise determined by the Board, the last day of each Plan Year shall be the Determination Date.
     “Disability” means the Participant’s suffering a sickness, accident or injury which has been determined by the Board, on the basis of independent medical advice, to be a disability rendering the Participant unable to perform the functions of their position for a period of at least 180 days.
     “Participant” means any officer of the Bank who is designated as a Participant by the Board or who is identified on Appendix A to the Plan.
     “Plan Year” means a twelve-month period commencing January 1st and ending the following December 31st. Subject to Section 10.10, the first Plan Year shall commence on the Plan’s effective date and end on the following December 31.

Article IV
Participation and Benefits
Section 4.1 Participation.
     Participation in the Plan shall be limited to those officers of the Bank designated as Participants by resolution of the Board. The Board may, upon designation of an officer as a Participant, establish such terms and conditions of participation as it deems appropriate, including, but not limited to, the rate at which Deferred Incentive Awards shall vest with respect to such Participant; provided, however, that, subject to Section 4.3, no Participant’s Deferred Incentive Account shall vest more rapidly than ratably over a five-year period beginning on the date of grant. The initial Participants and vesting schedules are identified in Appendix A to this Plan. Designation as a Participant shall not entitle a Participant to the award of a Deferred Incentive Award in a specific Plan Year except upon specific authorization by the Board, provided, however, that each initial Participant identified in Appendix A shall be eligible to receive a Deferred Incentive Award for the initial Plan Year. The Board shall by resolution establish a Participant’s eligibility to receive a Deferred Incentive Award in a Plan Year pursuant to Section 4.2 and provide the Participant with written notice thereof. The Board may terminate an officer’s status as a Participant on a prospective basis, provided, however, that such termination shall not affect a Participant’s previously accrued benefits.
Section 4.2 Amount of Deferred Incentive Award.
     Each Participant who is eligible to receive a Deferred Incentive Award for the Plan Year may be credited with a Deferred Incentive Award in an amount determined by the Board based on the attainment of criteria established by the Board on an annual basis. Deferred Incentive Awards may be expressed as a percentage of the Participant’s cash compensation or as otherwise determined by the Board. The Deferred Incentive Award shall be credited to a Participant’s Deferred Incentive Account as of the last day of the Plan Year to which the award relates or as otherwise determined by the Board at the time of the Award.
Section 4.3 Accelerated Vesting of Deferred Incentive Account.
     Unless otherwise determined by the Board at the time an officer is designated as a Participant or thereafter, all awards credited to a Participant’s Deferred Incentive Account shall automatically vest upon (i) the Participant’s death or Disability or (ii) upon the occurrence of a Change in Control.
Section 4.4 Effective of Termination for Cause.
     Notwithstanding anything in this Plan to the contrary, a Participant will forfeit all vested and unvested Deferred Incentive Awards upon termination for Cause.

Article V
Deferred Incentive Account
Section 5.1 Determination of Account.
     Each Participant’s Deferred Incentive Account as of each Determination Date shall consist of the balance of the Participant’s Deferred Incentive Account as of the immediately preceding Determination Date plus the Participant’s Deferred Incentive Award, if any, awarded since the immediately preceding Determination Date. The Deferred Incentive Account of each Participant shall be reduced by the amount of all distributions, if any, made from such Deferred Incentive Account since the preceding Determination Date.
Section 5.2 Crediting of Account.
     As of each Determination Date, the Participant’s Deferred Incentive Account shall be increased by the amount of interest earned since the preceding Determination Date. Interest shall be based upon the Declared Rate, which shall be adjusted annually on the first business day of the Plan Year to apply during such Plan Year. Interest shall be based upon the average daily balance of the Participant’s Deferred Incentive Account since the last preceding Determination Date, but after the Deferred Incentive Account has been adjusted for any contributions to be credited as of such date.
Article VI
Distributions
Section 6.1 Manner of Distribution.
     Upon any “separation from service” within the meaning of Section 409A of the Code (other than a termination for Cause), the vested amount credited to a Participant’s Deferred Incentive Account shall be distributed to him (or, in the event of his death before distribution, to his Beneficiary) in a single lump sum payment.
     Notwithstanding anything herein to the contrary, Participant may elect to receive distribution of his Deferred Incentive Account upon a change in control (as defined under Section 409A of the Code and the regulations issued thereunder).
Section 6.2 Distribution Date.
     To the extent required by Section 409A of the Code, the distribution of the Participant’s Deferred Incentive Account shall be made as soon as reasonably practicable following the date that is six months after the Participant’s separation from service. Otherwise, payment shall be made not later than ninety (90) days following the Participant’s separation from service.

Section 6.3 Facility of Payment.
     If at any time any distributee is, in the sole judgment and discretion of the Administrator, legally, physically, or mentally incapable of receiving any distribution due to such distributee, the distribution may be made to the guardian or legal representative of the distributee, or, if none exists, to any other person or institution that, in the Administrator’s sole judgment and discretion, will apply the distribution in the best interests of the intended distributee. Any payment made in accordance with the provisions of this Section shall be a complete discharge of any liability for the making of such payment under the provisions of the Plan.
Section 6.4 Taxes.
     The Administrator shall make provision for the reporting and withholding of any federal, state or local taxes that may be required to be withheld with respect to the payment of benefits pursuant to the terms of the Plan and shall pay amounts withheld to the appropriate taxing authorities or determine that such amounts have been reported, withheld and paid by the Bank.
Article VII
Beneficiary Designation
Section 7.1 Beneficiary Designation.
     Each Participant shall have the right, at any time, to designate any person or persons as his Beneficiary or Beneficiaries (both primary as well as contingent) to whom payment under this Plan shall be paid in the event of the Participant’s death prior to a distribution of the Participant’s Deferred Incentive Account. Any Participant Beneficiary designation shall be made in a written instrument filed with the Board and shall be effective only when received in writing by the Board.
Section 7.2 Amendments.
     Any Beneficiary designation may be changed by a Participant by the written filing of such change on a form prescribed by the Board. The filing of a new Beneficiary designation form will cancel all Beneficiary designations previously filed.
Section 7.3 No Participant Designation.
     If a Participant fails to designate a Beneficiary as provided above, or if all designated Beneficiaries predecease the Participant, then Participant’s designated Beneficiary shall be deemed to be the person or persons surviving him in the first of the following classes in which there is a survivor, share and share alike:
(a)	The surviving spouse;

(b)	The Participant’s children, except that if any of the children predecease the Participant but leave issue surviving, then such issue shall take per stirpes;

(c)	The Participant’s estate.
Section 7.4 Effect of Payment.
     Payment to the deemed Beneficiary shall completely discharge Bank’s obligations under this Plan.
Article VIII
Administration and Claim
Section 8.1 Administration.
     The administration of the Plan, the exclusive power to interpret it, and the responsibility for carrying out its provisions are vested in the Board, which may, by resolution, delegate such functions to a committee of the Board. The Board shall have the authority to resolve any question under the Plan. The determination of the Board as to the interpretation of the Plan or any disputed question shall be conclusive and final to the extent permitted by applicable law.
Section 8.2 Claims Procedures.
(a)	Claims for benefits under the Plan shall be submitted in writing to the Chairman of the Board, or the Chairman of the Committee designated by the Board to administer the Plan.

(b)	If any claim for benefits is wholly or partially denied, the claimant shall be given written notice within a reasonable period following the date on which the claim is filed, which notice shall set forth:
(i)	the specific reason or reasons for the denial;

(ii)	specific reference to pertinent Plan provisions on which the denial is based;

(iii)	a description of any additional material or information necessary for the claimant to perfect the claim and an explanation of why such material or information is necessary; and

(iv)	an explanation of the Plan’s claim review procedure.
If the claim has not been granted and written notice of the denial of the claim is not furnished in a timely manner following the date on which the claim is filed, the claim shall be deemed denied for the purpose of proceeding to the claim review procedure.
(c)	The claimant or his authorized representative shall have 30 days after receipt of written notification of denial of a claim to request a review of the denial by making written request to the Chairman of the Board, and may review pertinent documents and submit issues and comments in writing within such 30-day period.

(d)	After receipt of the request for review, the Board shall, in a timely manner, render and furnish to the claimant a written decision, which shall include specific reasons for the decision and shall make specific references to pertinent Plan provisions on which it is based. Such decision by the Board shall not be subject to further review. If a decision on review is not furnished to a claimant, the claim shall be deemed to have been denied on review.

(e)	No claimant shall institute any action or proceeding in any state or federal court of law or equity or before any administrative tribunal or arbitrator for a claim for benefits under the Plan until the claimant has first exhausted the provisions set forth in this section.
Article IX
Amendment and Termination of Plan
Section 9.1 Amendment.
     The Board may at any time amend the Plan in whole or in part; provided, however, that no amendment shall be effective to decrease or restrict any Deferred Incentive Account maintained pursuant to any existing award under the Plan. Any change in the formula used to determine the Declared Rate or Deferred Incentive Awards shall be prospective only and shall not become effective until the first day of the calendar year which follows the adoption of the amendment.
Section 9.2 Termination of Plan.
     The Board may at any time terminate the Plan if, in its judgment, the tax, accounting, or other effects of the continuance of the Plan, or potential payments thereunder would not be in the best interests of the Bank, but such termination shall not affect the accrued benefits of Participants as of the date of termination and Participants shall continue to vest in awards made prior to termination based on their service after the date of termination. Such awards shall otherwise remain subject to the terms of this Plan.
Article X
Miscellaneous
Section 10.1 Unsecured General Creditor.
     Participants and their Beneficiaries, heirs, successors and assigns shall have no secured interest or claim in any property or assets of the Bank, nor shall they be beneficiaries of, or have any rights, claims or interests in any life insurance policies, annuity contracts or the proceeds therefrom owned or which may be acquired by the Bank (“Policies”). Such Policies or other assets of the Bank shall not be held under any trust for the benefit of Participants, their

Beneficiaries, heirs, successors or assigns, or held in any way as collateral security for the fulfillment of the Bank’s obligations under this Plan. Any and all of the Bank’s assets and Policies shall be, and remain, the general, unpledged, unrestricted assets of the Bank. The Bank’s obligation under the Plan shall be merely that of an unfunded and unsecured promise to pay money in the future.
Section 10.2 Non-assignability.
     Neither a Participant nor any other person shall have any right to commute, sell, assign, transfer, pledge, anticipate, mortgage or otherwise encumber, transfer, hypothecate or convey in advance of actual receipt the amounts, if any, payable hereunder, or any part thereof, which are, and all rights to which are, expressly declared to be unassignable and non-transferable. No part of the amounts payable shall, prior to actual payment, be subject to seizure or sequestration for the payment of any debts, judgments, alimony or separate maintenance owed by a Participant or any other person, nor be transferable by operation of law in the event of a Participant’s or any other person’s bankruptcy or insolvency.
Section 10.3 Not a Contract of Employment.
     The terms and conditions of this Plan shall not be deemed to constitute a contract of employment between the Bank and the Participant, and the Participant (or his Beneficiary) shall have no rights against the Bank except as may otherwise be specifically provided herein. Moreover, nothing in this Plan shall be deemed to give a Participant the right to be retained in the service of the Bank or to interfere with the right of the Bank to discipline or discharge a Participant at any time.
Section 10.4 Terms.
     Whenever any words are used herein in the masculine, they shall be construed as though they were used in the feminine in all cases where they would so apply; and wherever any words are used herein in the singular or in the plural, they shall be construed as though they were used in the plural or the singular, as the case may be, in all cases where they would so apply.
Section 10.5 Captions.
     The captions of the articles, sections and paragraphs of this Plan are for convenience only and shall not control or affect the meaning or construction of any of its provisions.
Section 10.6 Governing Law.
     The provisions of this Plan shall be construed and interpreted according to the laws of the State of Tennessee, unless preempted by federal law.

Section 10.7 Validity.
     In case any provision of this Plan shall be held illegal or invalid for any reason, said illegality or invalidity shall not affect the remaining parts hereof, but this Plan shall be construed and enforced as if such illegal and invalid provision had never been inserted herein.
Section 10.8 Notice.
     Any notice or filing required or permitted to be given to the Bank under the Plan shall be sufficient if in writing and hand delivered, or sent by registered or certified mail, to the Chairman of the Board. Such notice shall be deemed given as of the date of delivery or, if delivery is made by mail, as of three (3) days following the date shown on the postmark or on the receipt for registration or certification.
Section 10.9 Successors.
     The provisions of this Plan shall bind and inure to the benefit of the Bank and its successors and assigns. The term successors as used herein shall include any corporate or other business entity which shall, whether by merger, consolidation, purchase or otherwise, acquire all or substantially all of the business and assets of the Bank and successors of any such corporation or other business entity.
Section 10.10 Effective Date.
     The Plan shall be effective upon the later of (i) the date of adoption of the Plan by the Board or (ii) if applicable to the Bank at the time the Plan is adopted by the Board, the approval of the Plan by the Office of Thrift Supervision and the concurrence therein of the Federal Deposit Insurance Corporation in accordance with 12 C.F.R. 1828(k) and the regulations thereunder.